FIRST AMENDMENT TO THE
        FUND ADMINISTRATION SERVICING AGREEMENT
       BETWEEN FIRSTAR MUTUAL FUND SERVICES, LLC
                AND BADGLEY FUNDS, INC.


WHEREAS, the above parties have entered into an Agreement dated June 23, 1998 where Firstar Mutual Fund
Services, LLC (hereinafter referred to as "FMFS") has agreed to provide fund administration services to Badgley Funds, Inc. (hereinafter referred to as the "Company"); and

WHEREAS, the parties would like to further clarify the responsibilities of FMFS and the Company as it relates to the above referenced Agreement;

NOW THEREFORE, the Company and FMFS agree to amend
section 2.B.1.a.4 as follows:

FMFS will not perform code of ethics monitoring for the Company. All code of ethics monitoring will be performed by the Company's Adviser, Badgley, Phelps and Bell, Inc.

Dated this eleventh day of August, 2000.


BADGLEY FUNDS, INC.             FIRSTAR MUTUAL FUND
                                SERVICES, LLC

By:  /s/  Scott R. Vokey        By:  /s/  Joseph Neuberger
    --------------------------      -----------------------
     Scott R. Vokey, President      Joseph Neuberger

Attest:  /s/  Lisa P. Guzman     Attest:  /s/  Freddie Jacobs, Jr.
        ----------------------           --------------------------
        Lisa P. Guzman,                   Freddie Jacobs, Jr.
        Secretary & Treasurer